Exhibit 8.1

January 7, 2019

Henry Schein, Inc.

135 Duryea Road

Melville, NY 11747

Ladies and Gentlemen:

We have acted as special United States counsel to Henry Schein, Inc., a Delaware corporation (“Harbor”) and HS Spinco, Inc., a Delaware corporation (“Spinco”), in connection with the proposed Merger between Direct Vet Marketing, Inc., a Delaware corporation (“Voyager”) and HS Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Spinco pursuant to the Agreement and Plan of Merger, dated as of April 20, 2018 (together with all exhibits and schedules thereto, and as it may be amended and/or restated from time to time on or prior to the date hereof, the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement of Spinco on Form S-4/S-1 filed with the Securities and Exchange Commission (“SEC”) on the date hereof (the “Registration Statement”). Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Harbor, Spinco and Voyager, upon the accuracy and completeness of the factual statements and representations made (which statements and representations we have neither investigated nor verified) in certain letters to us from the officers of Harbor, Spinco and Voyager, dated the date hereof, and have assumed (i) that such factual statements and representations are true, correct and complete as of the date hereof and will continue to be true, correct and complete at all times up to and at the Effective Time (as if made as of such time), (ii) that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification and (iii) that all events described in such factual statements and representations as expected, planned, or intended to occur or not occur will in fact occur or not occur, as applicable. We have further assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, that the signatures on all such documents are genuine and that all such documents have been duly authorized, executed, and delivered. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have also assumed: (i) that the transactions contemplated by the Merger Agreement, the Escrow Agreement, the Registration Statement and any other related SEC filings will be consummated in accordance therewith, (ii) that all parties thereto will act in accordance with the requirements and provisions set forth therein (including in any letters related thereto), (iii) that no transaction or condition described therein and affecting this opinion will be waived by any party or modified in any respect, and (iv) that the Merger will be reported by Voyager, Merger Sub, Spinco and their respective subsidiaries and shareholders on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon the foregoing, and subject to the assumptions, limitations, exceptions and qualifications set forth herein and in the Registration Statement, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will be treated as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

We express no opinion on any issue relating to the tax consequences of the Merger other than those expressly set forth above. The foregoing opinion is based on the Code and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, potentially on a retroactive basis. We express no opinion other than as to the federal income tax laws of the United States of America. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position.

We are furnishing this opinion letter solely in connection with the consummation of the Merger and this opinion is not to be used or relied upon for any other purposes without our express written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant or assumption relied upon herein that becomes incorrect or untrue. Any change in applicable laws or facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the information, documents, certificates, records, statements, facts, covenants, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein. We hereby consent to the use of our name in the Registration Statement under the heading “—Material U.S. Federal Income Tax Consequences of the Transactions” and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

/s/ Jason R. Factor
Jason R. Factor, a Partner

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